June 29, 2000



United States Securities and Exchange Commission
Division of Corporate Finance
450 5th Street, NW
Washington, D.C. 20549

Attention: Richard Wulff

Re:      1st Miracle Group, Inc., (formerly K-9 Protection, Inc.),
         File No. 0-27007 Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

This letter addresses our position regarding the disagreements with 1st Miracle Group, Inc. management regarding accounting and financial disclosure.

1st Miracle Group, Inc. ("FMG" or "the Company") has filed Form 8-K-A on March 28, 2000, April 3, 2000, April 7, 2000, May 17, 2000 and June 19, 2000, and we
have the following comments regarding these filings with the US Securities and Exchange Commission ("SEC"). We performed the audits of the financial statements of 1st Miracle Group, Inc., a Canadian corporation, for the years ended April 30, 1999 and 1998. When we conducted the audits, FMG was not deemed to be a reporting issuer pursuant to the Securities and Exchange Act of 1934 ("1934 Act"). We did not issue our audit reports on the financial statements for the years ended April 30, 1999 and 1998 with the intention that they be included in a publicly filed report to the SEC.

We issued a qualified opinion, an "Except for" on FMG's financial statements for the fiscal year ended April 30, 1999. Our audit report was qualified for the following reasons:

         1. We were unable to collect sufficient competent evidential matter regarding FMG's compliance with US and Canadian securities laws with respect to the sale of its common stock (AU 508.40). The Company's primary source of cash flows was through the sale of securities, since it had discontinued its health club operations and was in the process of developing its entertainment business. We emphasized these transactions in an explanatory paragraph in our audit report, and the opinion paragraph specifically referred to the explanatory paragraph (AU 508.51.52).

To: United States Securities and Exchange Commission
Date: June 28, 2000
Page 2



              Our professional standards, specifically the third standard of fieldwork, require that the auditor's opinion be based on sufficient competent evidential matter. If adequate evidence is not collected, a scope limitation occurs, and accordingly the auditor should express a qualified opinion or issue a disclaimer of opinion on the financial statements. In this case, the scope limitation resulted from circumstances of the engagement rather than restrictions imposed directly by FMG management. During the course of our audit we requested information regarding the sale of securities. The information we collected as of October 4, 1999, the last day of our fieldwork, was not deemed to be sufficient to make a determination regarding the compliance with US and Canadian securities laws. FMG management team informed us that they needed to file audited financial statements for the fiscal year ended April 30, 1999 with the Ontario Securities Commission by October 8, 1999. We informed Company's management that we did not have sufficient evidential matter (e.g., an offering memorandum, prospectus, or securities registration documents) regarding the legality of these common stock sales (compliance with state, provincial and federal securities laws of the US and Canada) during the fiscal year ended April 30, 1999 and for the period starting on May 1, 1999 to October 4, 1999.

              We made inquiries with the Company's US and Canadian securities counsel regarding these stock issuances. Specifically, we learned in the course of our audit that management had issued shares of its common stock to investors in the US and Canada, without state or federal registration, without placing any restrictive legends on the stock certificates and to our knowledge without sufficient supporting documentation such as disclosure documents and subscriber information. The Company could not site us to any specific exemption upon which it relied. FMG management informed us that securities counsel would need more time to make a proper assessment regarding these stock sale transactions. In our judgment these transactions were a significant uncertainty that had direct affect on the financial statements, and sufficient competent evidence was lacking to support the reasonableness of FMG management's accounting estimates.

              We encountered this scope limitation because adequate evidential matter was not available to us as of October 4, 1999 with respect to the uncertainty, but FMG management assured us that it would become available to us in the future. In our judgment, FMG management did not directly cause the scope limitation, thus, we qualified our audit opinion rather than issuing a disclaiming opinion. Management informed us that the Company would be working with its securities counsel to resolve these regulatory issues in Canada and the US, and that the Company was not in position to appropriately address these matters with the Ontario Securities

To: United States Securities and Exchange Commission
Date: June 28, 2000
Page 3

              Commission ("OSC") and the SEC as of October 4, 1999. Additionally, we were informed that we would be provided evidence regarding the resolution of these matters.

              We informed client management, members of the Board of Directors, and the Company's securities counsel regarding the type of evidence needed for us to remove the qualification in our audit report on the financial statements for the fiscal year ended April 30, 1999. As of May 11, 2000, the date we were dismissed as independent certified public accountants, we were not provided with adequate supporting documentation, which would result in us removing the "except for" qualification from our report.

              Since we were dismissed as the company's independent accountants, we were and are unable to perform the necessary steps to modify our audit report. We were also informed on May 11, 2000, that FMG management disagrees with our accounting treatment, and it has engaged new independent accountants to re-audit fiscal year ended April 30, 1999.

         2. On April 5, 2000, we were forwarded a letter from Richard Wulff, chief of small business division of the SEC, to the Company, which had accounting comments regarding FMG's financial statements. We were unaware that our audit report on the financial statements for the fiscal year ended April 30, 1999 would be included in any filings with the SEC. We wrote a letter to FMG management and to its Board of Directors informing them that we had not consented to the use of our audit report on the financial statements for the fiscal years ending April 30, 1999 and 1998 in any filings with the SEC. We further informed management that the Form 8-K-A filed on April 3, 2000 included our audit opinion but it was revised, (i.e., the "except for" had been omitted), without our knowledge or consent. We informed the Company that we did not modify our audit opinion issued on October 4, 1999 on the financial statements for the years ended April 30, 1999 and 1998, and requested that management take appropriate actions to rectify these errors. Additionally, we informed the Company that the interim financial statements for the three months ending July 31, 1999, and the six months ending October 31, 1999, and the nine months ending January 31, 2000 included in the Form 8-K-A filing were not in conformity with generally accepted accounting principles in regards to interim financial statements filed with the SEC. The Company filed a Form 8-K-A on April 7, 2000, which included our correct audit opinion.

         3. On April 6, 2000 we informed FMG management and its Board of Directors that reporting requirements under Regulation S-X and S-B are more extensive than the GAAP reporting requirements, and that the financial statements for the years

To: United States Securities and Exchange Commission
Date: June 28, 2000
Page 4


              ended April 30, 1999 and 1998 were prepared in accordance with disclosure requirements for a company not subject to the reporting requirements under the 1934 Act. The Company's common stock was traded on the NASDAQ: OTC Bulletin Board, but it was not a reporting issuer.

We have the following comments regarding the Company's internal controls and in regards to the expansion in the scope of the audit.

         1. In August 1999, we informed FMG management that we had to expand the scope of the audit based on results of our audits tests. The scope of our audit was expanded primarily in the area of transactions involving the sale of common stock.

         2. We orally informed client management and its Board of Directors of conditions that represented deficiencies in the design or operation of the internal control, which could adversely affect the Company's ability to record, process, summarize, and report financial data consistently. We informed the Company's management on several occasions that as the Company's operations increased, the deficiencies in internal control design would have to be addressed. FMG management and its Board of Directors informed us that they would be addressing these internal control issues.

We are aware that the FMG has sold additional shares of its common stock subsequent to the date of our audit report, October 4, 1999. As of May 11, 2000, we have not received sufficient evidence regarding the sale of securities. The sale of securities, subsequent to April 30, 1999, may not necessarily affect the valuations at the balance sheet date, because these transactions may not be directly associated with assets or liabilities that existed at the balance sheet date.

We are unable to be associated with the financial statements of FMG due to the scope limitation imposed by FMG management, and the disclosures made in the financial statements of FMG for the years April 30, 1999 and 1998 will need to be modified.

/S/ BERG & COMPANY, LLP
-----------------------
Berg & Company, LLP


cc:      Tony Cataldo, 1st Miracle Group, Inc.
         Cliff Brune, 1st Miracle Group, Inc.
         V.T. Franzke, 1st Miracle Group, Inc.
         Alan Goldberger, Goldstein and Morris, CPAs
         Edward Loftus, SEC